Exhibit (2)C

AGT VERSION

ZELLERS INC.,

HUDSON’S BAY COMPANY,

TARGET CORPORATION,

and

TARGET CANADA CO.

SECOND AMENDING AGREEMENT

TO AMENDED AND RESTATED TRANSACTION AGREEMENT

DATED SEPTEMBER 12, 2011

As of June 18, 2012

SECOND AMENDING AGREEMENT

Second Amending Agreement dated June 18, 2012 between Zellers Inc. (“Zellers”), Hudson’s Bay Company (“HBC”), Target Corporation (“Target”), and Target Canada Co.

RECITALS:

A.        The Parties entered into a Transaction Agreement dated January 12, 2011, which was amended by First Amending Agreement dated February 17, 2011 and which was amended and restated pursuant to an Amended and Restated Transaction Agreement dated September 12, 2011, as amended by a First Amending Agreement dated January 20, 2012 (as amended and restated, the “Transaction Agreement”).

B.        Pursuant to the Transaction Agreement the Parties entered into various Subleases relating to certain Subject Leased Properties (the “Subleases”).

C.        The Parties wish to amend the Transaction Agreement as provided in this amending agreement (the “Second Amending Agreement”) and provide for the modification of the Vacancy Date (as defined in the Transaction Agreement) and Sublease Expiration Date (as defined in the Subleases) with respect to certain Subleases where such dates fall on days which neither Zellers nor Target Canada are conducting business.

In consideration of the above and the mutual agreements contained in this Second Amending Agreement (the receipt and adequacy of which are acknowledged), the parties agree as follows:

Section 1    Defined Terms.

Capitalized terms used in this Second Amending Agreement that are not defined in it have the meanings given to them in the Transaction Agreement.

Section 2    Vacancy Date and Sublease Expiration Date.

For the purpose of each Sublease referred to below, the “Sublease Expiration Date” will be the Vacancy Date specified in this Second Amendment Agreement.

Section 3    July Sublease Vacancies.

For the purpose of the Transaction Agreement and each applicable Sublease for which Target Canada has designated July 2, 2012 (but for avoidance of doubt not any Subleases with Designees) as the Sublease Expiration Date (the “July Subleases”) the Vacancy Date is amended to be June 29, 2012; provided however, that:

(i)

notwithstanding such amendment payment of all rents, additional rents and other items of adjustment provided in the Transaction Agreement (including without limitation, Section 3.3 but excluding metered utilities) and/or each applicable Sublease will be made between the parties as if the Vacancy Date for each of the July Subleases is July 2, 2012, with all such amounts for such date being allocated to Zellers (the “July Leases Adjustment Date”); and

(ii)

notwithstanding the July Leases Adjustment Date, the June 29, 2012 date shall remain effective with respect to all other allocations of responsibility set forth in the Transaction Agreement and Subleases between the Parties with respect to the July Subleases, including without limitation, the adjustment of metered utilities, the date of surrender of possession, the termination of each July Sublease and the expiry of all of obligations of Zellers thereafter accruing relating to insurance, maintenance and repair of the each such Subject Leased Premises.

Section 4    Reference to and Effect on the Transaction Agreement

On and after the date of this Second Amending Agreement, any reference to “this Agreement” in the Transaction Agreement and any reference to the Transaction Agreement in any other agreements will mean the Transaction Agreement as amended by this Second Amending Agreement.  Except as specifically amended by this Second Amending Agreement, the provisions of the Transaction Agreement remain in full force and effect.

Section 5    Entire Agreement.

This Second Amending Agreement constitutes the entire agreement between the parties with respect to the amendments contemplated in this Second Amending Agreement and except to the extent restated in this Second Amending Agreement supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, the purpose of which were to amend the Transaction Agreement.  The Parties have not relied and are not relying on any other information, discussion or understanding in implementing the amendments contemplated by this Second Amending Agreement.

Section 6    Successors and Assigns.

This Second Amending Agreement becomes effective when executed by all of the parties. After that time, it is binding upon and enures to the benefit of the parties and their respective successors and permitted assigns.

Section 7    Governing Law.

(a)       This Second Amending Agreement is governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

(b)       Each Party irrevocably attorns and submits to the exclusive jurisdiction of the Ontario courts situated in the City of Toronto and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

Section 8    Counterparts.

This Second Amending Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together constitute one and the same instrument.

(Remainder of the page intentionally left blank.  Signature page follows.)

IN WITNESS WHEREOF the Parties have executed this Second Amending Agreement.

ZELLERS INC.

By:	/s/ Bruce Moore
Authorized Signing Officer

Dated:	June 15, 2012

HUDSON’S BAY COMPANY

By:	/s/ Bruce Moore
Authorized Signing Officer

Dated:	June 15, 2012

TARGET CORPORATION

By:	/s/ John J. Mulligan
Authorized Signing Officer

Dated:	June 14, 2012

TARGET CANADA CO.

By:	/s/ John D. Griffith
Authorized Signing Officer

Dated:	June 14, 2012